Exhibit 10.23

2018 Executive Bonus Plan

In December 2017, our board of directors adopted an Executive Bonus Plan for 2018, which we refer to as the 2018 Bonus Plan. Our named executive officers are participants in the 2018 Bonus Plan. The 2018 Bonus Plan provides for non-equity incentive compensation based upon the combined achievement of billings and free cash flow targets in 2018, which we refer to as the financial goal.

The threshold level of achievement of the financial goal is at least 84.44%. If we achieve less than 84.44% of the financial goal, no participant in the 2018 Bonus Plan will receive any portion of the target incentive. If we achieve 84.44% of the financial goal, participants will receive 50% of the target incentive. For achievement of the financial goal between the threshold and target, the overall incentive payment scales linearly between 50% and 100%. For achievement of the financial goal between the target and 115.56% of the financial goal, the overall incentive payment scales linearly between 100% and 200%. The maximum level of achievement of the financial goal is 115.56%. If we fail to achieve a minimum target for billings or free cash flow, the maximum target incentive will be 50%, even if the overall level of achievement of the financial goal is greater than the threshold.

All bonuses under the 2018 Bonus Plan are subject to the participant maintaining minimum performance standards, as determined by us, and remaining employed through the date a bonus is paid out.